Exhibit 99.1

October 30, 2019

Tetraphase Announces $8 Million Registered Direct Offering Priced At-the-Market

WATERTOWN, Mass., October 30, 2019 — Tetraphase Pharmaceuticals, Inc. (Nasdaq:TTPH), a biopharmaceutical company focused on commercializing its novel tetracycline XeravaTM (eravacycline for injection) to treat serious and life-threatening infections, today announced that it has entered into a definitive agreement with a healthcare-focused institutional investor for the purchase, in a registered direct offering priced at-the-market, of (i) 300,000 shares of common stock and accompanying warrants to purchase an aggregate of 300,000 shares of common stock, and (ii) pre-funded warrants to purchase up to an aggregate of 1,830,493 shares of common stock and accompanying warrants to purchase an aggregate of 1,830,493 shares of common stock. Each share of common stock and accompanying common stock warrant are being sold together at a combined price of $3.755, and each pre-funded warrant and accompanying common stock warrant are being sold together at a combined price of $3.745. Each pre-funded warrant will have an exercise price of $0.01 per share, be exercisable immediately and will be exercisable until all of the pre-funded warrants are exercised in full. Each common stock warrant will have an exercise price of $3.62 per share, be exercisable immediately and will expire five years from the date of issuance.

The gross proceeds to the Company from the offering, before deducting the placement agent’s fees and other estimated offering expenses payable by the Company, are approximately $8.0 million. The Company intends to use the net proceeds from the offering for the commercialization of Xerava as well as for working capital and other general corporate purposes. The offering is expected to close on or about November 1, 2019, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

A shelf registration statement relating to the securities offered in the registered direct offering described above was filed with the Securities and Exchange Commission (SEC) on January 25, 2018 and declared effective by the SEC on February 5, 2018. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement and the accompanying prospectus related to the offering will be filed with the SEC and may be obtained, when available, for free by visiting EDGAR on the SEC website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, or by calling (646) 975-6996 or by emailing placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase Pharmaceuticals, Inc. is a biopharmaceutical company using its proprietary chemistry technology to develop and commercialize novel tetracyclines for serious and life-threatening conditions, including bacterial infections caused by many multidrug-resistant, or MDR, bacteria. There is a medical need for new antibiotics as resistance to existing antibiotics increases. The company’s commercial product, XeravaTM (eravacycline), a fully synthetic fluorocycline, is an intravenous, or IV, antibiotic that is approved for use as a first-line empiric monotherapy for the treatment of MDR infections, including those found in complicated intra-abdominal infections, or cIAI.

Forward-Looking Statements

Statements contained in this press release about Tetraphase that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks and uncertainties that may cause Tetraphase’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements Tetraphase makes. Important factors that may cause or contribute to such differences include fluctuations in Tetraphase’s stock price, the anticipated use of the proceeds of the registered direct offering, Tetraphase’s ability to satisfy customary closing conditions related to the registered direct offering and to consummate the offering, and such other factors as are set forth in the risk factors detailed from time to time in Tetraphase’s periodic reports and registration statements filed with the SEC including, without limitation, the risk factors detailed in Tetraphase’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2019 and the final prospectus supplement to be filed in connection with the registered direct offering under the heading “Risk Factors.” You should not place undue reliance on these forward-looking statements. In addition, any forward-looking statements represent Tetraphase’s views only as of today and should not be relied upon as representing Tetraphase’s views as of any subsequent date. Tetraphase disclaims any obligation to update any forward-looking statements.

Media and Investor Contact:

Argot Partners

Maeve Conneighton

212-600-1902

maeve@argotpartners.com